BancFirst Corporation
101 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA 73102

PRESS RELEASE

For Immediate release: Monday, September 10, 2007
For further information call Joe T. Shockley, Jr. Executive Vice President and Chief Financial Officer at (405) 270-1003

BANCFIRST CORPORATION ANNOUNCES FINAL RESULTS OF TENDER OFFER, INCREASES QUARTERLY DIVIDEND,
AND JOINS THE NASDAQ FINANCIAL-100 INDEX

Oklahoma City, OK- BancFirst Corporation (NASDAQ GS: BANF) today announced the final results of its modified “Dutch Auction” tender offer, which expired at 5:00 P.M., Eastern Time, on Tuesday, September 4, 2007.

BancFirst Corporation has accepted for purchase 539,453 shares of its common stock at a price per share of $45.00, including all “odd lots” properly tendered and not withdrawn. The tender offer was for up to 500,000 shares, with an option to purchase up to an additional 2% of the outstanding shares. At expiration, 539,453 shares were validly tendered and not withdrawn, and BancFirst exercised its option to purchase the additional shares. These shares represent approximately 3.4% of BancFirst Corporation’s currently outstanding shares. Payment for the tendered shares is expected to be made promptly.

Following the completion of the tender offer, BancFirst Corporation will have approximately 15,185,083 shares of Common Stock outstanding.

Friedman, Billings, Ramsey & Co., Inc. served as the dealer manager for the tender offer. MacKenzie Partners, Inc. served as the information agent and American Stock Transfer and Trust Company served as the depositary. Stockholders and investors who have questions or need information about the tender offer may call MacKenzie Partners, Inc. toll-fee at (800) 322-2885.

Separately, BancFirst Corporation announced that its Board of Directors approved a $0.20 per share cash dividend on its common stock. The dividend is payable October 15, 2007 to shareholders of record on September 30, 2007. This is an increase of 11.1% over the quarterly dividend that was paid in each of the previous four quarters. Since going public in 1993, the company has increased the dividend by more than 10% each year.

Also, NASDAQ informed BancFirst Corporation that it was included in the NASDAQ Financial-100 index effective September 4, 2007. The NASDAQ Financial-100 index includes 100 of the largest domestic and international securities listed on The NASDAQ Market in banking, insurance and financial services, based on market capitalization.

About the Company

BancFirst Corporation is a financial services holding company and the parent company of BancFirst, Oklahoma’s largest state-chartered bank with $3.6 billion in total assets and 86 banking locations serving 44 communities across Oklahoma.

Safe Harbor Statement

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management’s current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.